Exhibit 10.1

March 5, 2012

Tempur-Pedic North America, LLC

Retail Marketing Department

1713 Jaggie Fox Way

Lexington, KY 40511

(859) 259-0754

(800) 878-8889

Fax: (859) 514-4423

retailmarketing@tempurpedic.com

© 2012 Tempur-Pedic Management, Inc. All Rights Reserved.

Please sign and mail this entire document (all pages) to:
Tempur-Pedic North America, LLC

Attn: Retail Marketing Department

1713 Jaggie Fox Way

Lexington, KY 40511

Or fax this entire document (all pages) to: 859-514-4423

By the signatures of their duly-authorized officers below, the retailer identified below and Tempur-Pedic North America, LLC agree to all terms and conditions contained in this Retailer Agreement, including the Advertising, Website and Digital Marketing Requirements and the Tempur-Pedic Brandmark Manual.

By	/s/ Karrie Forbes	5/18/12
	Signature	Date

(PLEASE PRINT CLEARLY)

Name and Title of Person Signing	Karrie Forbes, EVP Mark & Merch

Name of Retail Account	Mattress Firm

Telephone	713 651 2091

Email	Karrie.Forbes@MattressFirm.com

Tempur-Pedic Account Number

Company Headquarters Street Address

City, State, Zip

Tempur-Pedic North America, LLC

By	/s/ Todd Miller, VP National Accounts	5/23/2012
	Signature	Date

Tempur-Pedic North America, LLC (“Tempur-Pedic”) and the Retailer identified on the preceding page [“Retailer”] agree as follows:

1.         Authorized Retailer

By Retailer’s signature on the preceding page of this Retailer Agreement, receipt of email confirmation, ordering and/or by purchasing Tempur-Pedic® products, Retailer agrees to abide by this Retailer Agreement, the Advertising, Website and Digital Marketing Requirements and the Tempur-Pedic Brand Standards Manual, incorporated herein by reference, as may be revised by Tempur-Pedic from time to time (collectively the “Agreement”). Subject to Retailer’s compliance therewith and subject to the terms hereof (including, without limitation, Tempur-Pedic’s right to terminate this Agreement with or without cause), Tempur-Pedic agrees that Retailer may purchase and resell Tempur-Pedic® products to end-users residing in the immediate vicinity of its physical retail location(s), may hold itself out as an authorized Tempur-Pedic® retailer, and may use the Tempur-Pedic® trade names and trademarks only as specified herein.

2.         Effective Representation of Tempur-Pedic® Products

(a)          Retailer agrees to purchase and display a sufficient number of models to provide consumers the opportunity to see and feel the differences between Tempur-Pedic’s models and collections. Retailer shall use its best efforts to promote the retail sale of Tempur-Pedic® products at its retail location(s), subject to the terms hereof.

(b)         Tempur-Pedic recommends Retailer carry at all times at least nine (9) mattress sets, two (2) with TEMPUR® Advanced Ergo SystemTM bases, one (1) with a TEMPUR® Ergo SystemTM base and no less than seven (7) pillow styles. Provided however, Retailer shall not be required to maintain a minimum inventory of Tempur-Pedic® products and retailers may have differing amounts of inventory based on the purchasing decisions of each such retailer, however, Retailer agrees to maintian inventory sufficient to meet customer needs, including customer demand in response to Tempur-Pedic and Retailer advertising and promotions.

(c)          Retailer must display and sell Tempur-Pedic® mattresses only with Tempur-Pedic® foundations and adjustable bed bases, and not with other manufacturers’ foundations and/or adjustable bed bases.

(d)         Retailer must keep floor models well maintained and clean.

(e)          Retailer shall utilize the most current displays and POS materials provided by Tempur-Pedic which remain the property of Tempur-Pedic.

(f)            Retailer will not use any displays provided by Tempur-Pedic in conjunction with the sale of any products other than Tempur-Pedic® products.

(g)         Retailer shall pay Tempur-Pedic for all products it purchases from Tempur-Pedic on such terms and conditions specified by Tempur-Pedic’s terms of sale which are incorporated herein by reference. Tempur-Pedic may at any time apply and offset any and all amounts which are due and owing to Retailer against any financial obligations of Retailer to Tempur-Pedic.

3. Authorized Customers and Locations

Retailer will not sell and/or ship Tempur-Pedic® products to any person or entity other than retail consumers (end-users of the product) within the immediate vicinity of Retailer’s physical retail location(s). Retailer will not sell Tempur-Pedic® products to another retailer or wholesaler.

Retailer acknowledges that the rights granted under this Agreement are nonexclusive and non-transferable, that this Agreement cannot be assigned by Retailer, that Retailer has no territorial protection, and that Tempur-Pedic and its affiliates retain the right to conduct all activities related to the advertisement, promotion, offering and sale of the Tempur-Pedic®  products (or to authorize a third party to conduct such activities) at any location or through any means, regardless of the proximity to or the economic or other effect on Retailer’s retail location(s).

4.    Warranties

The only warranties applicable to Tempur-Pedic® products are those written, limited warranties issued by Tempur-Pedic to consumers, as may be revised from time to time. Except for its express limited obligations under those written warranties, Tempur-Pedic assumes no other obligation or liability in connection with the sale of any Tempur-Pedic® product by Retailer. Retailer is not authorized to make any warranty beyond or in addition to the terms of Tempur-Pedic’s written warranties. Retailer shall deliver a copy of Tempur-Pedic’s applicable written warranty to each purchaser of a Tempur-Pedic® product at the time of delivery. ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED.

5.    Termination

Except as prohibited by applicable law, this Agreement is terminable at the will of either party at any time, with or without breach, default or cause, upon written notice.

Upon termination by either party:

•    Retailer shall promptly cease and desist use of all Tempur-Pedic® trademarks, tradenames, images, promotional materials and shall cease and desist holding itself out in any way as an authorized Tempur-Pedic® retailer;

•    Retailer shall promptly pay Tempur-Pedic all sums due and owing for Tempur-Pedic®  products; and

•    Retailer shall promptly remove from all its stores and from any website any and all Tempur-Pedic®  trademarks, images and trade dress, and return to Tempur-Pedic all Tempur-Pedic® display and promotional materials and equipment, as well as all confidential and proprietary information of Tempur-Pedic.

Tempur-Pedic may, at its sole discretion and on such reasonable terms as it may specify, repurchase some or all of Retailer’s inventory. In the event Tempur-Pedic exercises its option to repurchase any or all of Retailer’s inventory, Retailer shall cooperate fully in tendering such inventory to Tempur-Pedic at the time and in the manner specified by Tempur-Pedic. To the extent that any such inventory is old, discontinued, damaged or otherwise not in salable condition as new product, Tempur-Pedic shall have the option to purchase such product at a reasonable discount determined in good faith by Tempur-Pedic. Retailer will have no right to seek compensation for lost profits or other damages as a result of termination.

Upon a breach of any material or essential term of this Agreement, without limiting either party’s right of termination as permitted above, Tempur-Pedic may restrict and/or modify the terms upon which Retailer may purchase and resell Tempur-Pedic® products, including, without limitation, any or all of the following:

(a)       removal of Retailer from the Dealer Locator on Tempur-Pedic’s website;

(b)      reduction of the scope and number of sales channels or locations in which Retailer may sell Products under this Agreement;

(c)       denial or suspension of any credit terms for the purchase of Tempur-Pedic® products;

(d)      refusal to accept orders except as Tempur-Pedic may determine necessary to satisfy needs of local customers

(e)       disqualification of Retailer from being eligible for, or from participating in, special award, advertising, and/ or marketing programs that may be offered or made available to other retailers;

(g)      withholding advertising or promotional materials from Retailer;

(h)      denial of access to Tempur-Pedic’s intranet or other authorized retailer network;

(i)          denial of admission to any meeting or event sponsored by Tempur-Pedic; or

(j)          such other measures as Tempur-Pedic may deem reasonably appropriate in its discretion.

6.         Indemnification

Tempur-Pedic shall indemnify and hold harmless Retailer and its, officers, directors, shareholders, members, and partners from and against any and all claims, actions, proceedings, judgments and other liabilities and expenses (including reasonable attorneys’ fees and costs) of any nature which arise out of the authorized use by Retailer of Tempur-Pedic’s trademarks, pursuant to and in compliance with this Agreement, including product liability claims. Tempur-Pedic shall assume the defense of such claims and Retailer shall cooperate fully with Tempur-Pedic In connection therewith, which obligations shall survive the termination of this Agreement.

Retailer shall indemnify and hold harmless Tempur-Pedic and its officers, directors, shareholders, members, and partners from and against any and all claims, actions, proceedings, judgments and other liabilities and expenses (including reasonable attorneys’ fees and costs) of any nature which arise out of Retailer’s

(1)          unauthorized use of Tempur-Pedic’s trademarks and

(2)          negligent acts or omissions resulting in a breach by Retailer of any material or essential provision in this Agreement. These obligations shall survive the termination of this Agreement.

7.         Additional Provisions

During the relationship established by this Agreement, Tempur-Pedic may communicate to Retailer certain information that Tempur-Pedic considers confidential or proprietary. Retailer acknowledges and agrees that such information is the exclusive property of Tempur-Pedic and that Retailer will hold all such information in the strictest confidence and will not, directly or indirectly, without Tempur-Pedic’s prior written consent,

(i)           reveal, disclose or make available any of such information to any person; or

(ii)        use such information for any purpose that would be adverse to Tempur-Pedic. Retailer will not issue a press release regarding or referring to Tempur-Pedic or its relationship with Tempur-Pedic without Tempur-Pedic’s consent and prior review and input. These obligations shall survive the termination of this Agreement.

Retailer is not an agent, franchisee or partner of Tempur-Pedic and agrees not to hold itself out as such, Retailer agrees that it will not lead the public or its customers to conclude through his acts, omissions, store décor, employee uniforms, use of the Tempur-Pedic® products, trade dress or trademarks, etc., that Retailer is affiliated with or is, in fact, Tempur-Pedic or that its retail locations are owned by Tempur-Pedic. Retailer has not received or paid any fee for the right to become an authorized Tempur-Pedic Retailer. Although Tempur-Pedic may, on occasion, refer to retailers in the spirit of cooperation as its “retail partners,” Retailer acknowledges it has no legal partnership or fiduciary relationship with Tempur-Pedic.

In the event Retailer closes a store or stores, it will immediately remove all interior/exterior Tempur-Pedic® signage, point of purchase materials and any other Tempur-Pedic® trade dress or trademarks from the closed stores.

This Agreement sets forth the general terms and conditions governing the parties’ relationship with respect to the sale and purchase of Tempur-Pedic products between the parties. From time to time during the term of this Agreement, Tempur-Pedic may agree to make available certain business development programs available to authorized retailers. Tempur-Pedic anticipates that these programs may be available in the future, although they may change over time in form and scope or be eliminated depending on internal and external factors. Participation in any such program is subject to Retailer’s compliance with the terms and conditions of this Agreement and remaining in good standing with all its financial commitments.

This Agreement is the only agreement between Retailer and Tempur-Pedic and supersedes all prior agreements, understandings and representations concerning the subject matter hereof. Subject to the following sentence, this Agreement cannot be changed orally, but only by a written amendment to this Agreement signed by the duly-authorized officers of Retailer and Tempur-Pedic. Notwithstanding anything to the contrary herein, Tempur-Pedic may, in its sole discretion, revise its Advertising, Website and Digital Marketing Requirements and the Tempur-Pedic® Brand Standards Manual from time to time, and Retailer’s continued purchases of Tempur-Pedic® products following such revisions shall signify Retailer’s acceptance thereof. Any and all disputes between Retailer and Tempur-Pedic arising out of or relating to this Agreement, excluding any claim by Tempur-Pedic against Retailer for misuse, passing off, misappropriation, or infringement of any trade name, trade mark or other intellectual property or for breach of confidentiality, will first be submitted to mediation for resolution prior to filing a lawsuit. This Agreement shall be governed by the laws of the State of Kentucky and venue for any mediation or lawsuit shall be Lexington, Kentucky.

If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. All provisions and obligations which expressly or by their nature survive termination, expiration or transfer of this Agreement shall continue in full force and effect subsequent to and notwithstanding such termination, expiration or transfer and until they are satisfied or by their nature expire.

Any failure by Tempur-Pedic at any time to enforce any of the provisions of the Agreement shall not be construed as a waiver of such provisions or any other provision hereof.